Exhibit 99.2

BIOCRYST PHARMACEUTICALS, INC. 2190 PARKWAY LAKE DRIVE BIRMINGHAM, AL 35244 205-444-4600 205-444-4640 FAX www.biocryst.com

Contacts:
BioCryst Pharmaceuticals, Inc. Michael A. Darwin Chief Financial Officer (205) 444-4600	Euro RSCG Life NRP Sharon Weinstein (Investors) (212) 845-4271 Wendy Lau (Media) (212) 845-4272

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS FOURTH QUARTER AND YEAR-END 2003 FINANCIAL RESULTS

Birmingham, Alabama – February 4, 2004 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the quarter and year ended December 31, 2003. The Company reported revenues of $838,000 in the fourth quarter of 2003, compared to $363,000 in the fourth quarter of 2002. The net loss for the quarter ended December 31, 2003 was $3,250,000, or $0.18 per share, compared to a net loss of $2,736,000, or $0.15 per share, for the same period last year. As of December 31, 2003, the Company had cash, cash equivalents and investments of $25.7 million.

Collaborative and other research and development revenues increased in the fourth quarter of 2003 to $654,000 compared to $0 in the same period last year primarily due to a payment from 3-Dimensional Pharmaceuticals Inc. (3DP), a wholly owned subsidiary of Johnson & Johnson, for certain rights related to complement system inhibitors discovered during our collaborative research agreement. In addition, our revenues include $154,000 from the National Institutes of Health related to the $300,000 first year grant received during 2003 for our hepatitis C inhibitor program. Our interest income was $179,000 less in the fourth quarter of 2003 as compared to the fourth quarter of 2004 due to a reduction in cash and a lower interest rate environment in 2003.

Research and development expenses increased 16.7% to $2,963,000 in the three months ended December 31, 2003 from $2,538,000 in the three months ended December 31, 2002. The increase is primarily attributable to the fourth quarter 2003 clinical trial expenses related to our lead drug candidate BCX-1777 and the cost of making additional drug substance for the Phase II trials planned in 2004. General and administrative expenses for the three months ended December 31, 2003 were $1,125,000 as compared to $561,000 for the same period in 2002. The primary reason for the increase was a one time charge paid by the Company for the cancellation of 170,000 options held by Dr. Bugg.

Collaborative and other research and development revenue was $654,000 for the year compared to $0 for 2002 due to the reasons noted above for the quarter. Interest income for 2003 was $980,000, a 44.8% decrease compared to $1,774,000 in 2002. This decrease was due to a reduction in cash and a lower interest rate environment in 2003. Expenses for 2003 were $14,334,000, a 23.4% decrease from 2002 expenses of $18,703,000. The net loss for the year ended December 31, 2003 was $12,700,000, or $0.72 per share, compared to a net loss of $16,929,000, or $0.96 per share in 2002. The decrease in expenses during 2003 was primarily due to the costs incurred by BioCryst to complete a Phase III clinical trial for peramivir, a drug candidate that was discontinued during 2002 and the patent costs of $374,000 written off as part of the termination of that program. In addition, we reduced our staff by 40% subsequent to the termination of this program, which resulted in lower personnel costs during 2003.

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“We made good progress in our four Phase I oncology clinical trials with our lead drug candidate BCX-1777 during 2003,” said Charles E. Bugg, Chairman and Chief Executive Officer of BioCryst. “During the upcoming quarter, we expect to enlist additional clinical sites for the phase II clinical trials that will be initiated soon in patients with T-cell leukemia and in patients with cutaneous T-cell lymphoma.”

The Company will sponsor a conference call at 10:00 am EST on Wednesday, February 4, 2004, which is open to the public. Interested investors can listen to the call live over the Internet from the investor relations website at www.biocryst.com or by dialing 1-800-361-0912, and providing the passcode number 311037.

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes essential for cancer, cardiovascular and autoimmune diseases and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals. Enrollment in four Phase I trials for BioCryst’s lead product candidate, BCX-1777, is underway at nine cancer centers for patients with T-cell malignancies, hematologic malignancies, and other refractory cancers. BioCryst has several new enzyme targets in drug discovery, including tissue factor/factor VIIa and hepatitis C polymerase. For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of BCX-1777, that the results of the clinical trials of BCX-1777 may not be positive, that the results from the Phase I studies of BCX-1777 may not be replicated in future studies or larger patient populations, that that we may not be able to continue future development of BCX-1777, BCX-4208 or any of our other current development programs including tissue factor/factor VIIa and hepatitis C polymerase, that BCX-1777 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, its Form S-3 Registration Statement filed on December 16, 2003, and its Current Report on Form 8-K filed on February 4, 2004, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC. FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited) (in thousands, except per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Collaborative and other research and development	$654	$0	$654	$0
Interest income and other	184	363	980	1,774

Total revenues	838	363	1,634	1,774

Expenses:
Research and development	2,963	2,538	11,522	15,473
General and administrative	1,125	561	2,812	2,856
Impairment of patents and licenses	0	0	0	374
Royalty expense	0	0	0	0

Total expenses	4,088	3,099	14,334	18,703

Net loss	$(3,250)	$(2,736)	$(12,700)	$(16,929)

Amounts per common share:

Net loss per share	$(0.18)	$(0.15)	$(0.72)	$(0.96)

Weighted average shares outstanding	17,799	17,657	17,703	17,643

Balance Sheet Data (in thousands)

	December 31, 2003 (Unaudited)	December 31, 2002 (Audited)
Cash, cash equivalents and securities	$25,732	$36,163
Total assets	30,096	41,300
Accumulated deficit	(104,660)	(91,960)
Stockholders’ equity	28,447	40,128